                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)



                            (AMENDMENT NO. _______1)



                      MARTHA STEWART LIVING OMNIMEDIA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    573083102
--------------------------------------------------------------------------------
                                 (CUSIP Number)




--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /  Rule 13d-1(b)

         / /  Rule 13d-1(c)

         /X/  Rule 13d-1(d)



------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 573083102                                      13G                                    Page 2 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS IX-A, L.P., A CALIFORNIA
                   LIMITED PARTNERSHIP ("KPCB IX-A") 94-3320707

------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                            0

        NUMBER OF           ---------- -------------------------------------------------------------------------------
         SHARES                 6      SHARED VOTING POWER                                                  1,531,333
      BENEFICIALLY
        OWNED BY            ---------- -------------------------------------------------------------------------------
          EACH                  7      SOLE DISPOSITIVE POWER                                                       0
       REPORTING
       PERSON WITH          ---------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER                                             1,531,333

------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   1,531,333
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     9.9%

------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            PN

----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 573083102                                      13G                                    Page 3 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB IX ASSOCIATES, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY ("KPCB IX
                   ASSOCIATES") 94-3320706
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED LIABILITY COMPANY
------------ ---------------------------------------------------------------------------------------------------------
                            5      SOLE VOTING POWER                                                                0
                        ---------- -----------------------------------------------------------------------------------
                            6      SHARED VOTING POWER
        NUMBER OF                  1,578,606 shares of which 1,531,333 shares are directly held by KPCB IX-A
         SHARES                    and 47,273 shares are directly held by Kleiner Perkins Caufield & Byers IX-B,
      BENEFICIALLY                 L.P., a California limited partnership ("KPCB IX-B"). KPCB IX Associates
        OWNED BY                   is the general partner of KPCB IX-A and KPCB IX-B.
          EACH          ---------- -----------------------------------------------------------------------------------
       REPORTING            7      SOLE DISPOSITIVE POWER                                                           0
      PERSON WITH       ---------- -----------------------------------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER
                                   1,578,606 shares of which 1,531,333 shares are directly held by KPCB IX-A and 47,273 shares are directly held by KPCB IX-B. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   1,578,606
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                    10.2%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             PN
----------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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

CUSIP NO. 573083102                                      13G                                       Page 4 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                     (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                          5      SOLE VOTING POWER                                                             30,028
                       ------- ---------------------------------------------------------------------------------------
                          6      SHARED VOTING POWER
                                 1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                 47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB Information Sciences Zaibatsu Fund II, L.P., a California
                                 limited partnership ("KPCB ZF II"). KPCB IX Associates is the general
       NUMBER OF                 partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates, L.P., a California
        SHARES                   limited partnership ("KPCB VII Associates"), is the general partner of KPCB
     BENEFICIALLY                ZF II. Mr. Byers is a managing director of KPCB IX Associates and a general
       OWNED BY                  partner of KPCB VII Associates. Mr. Byers disclaims beneficial ownership of the
         EACH                    shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
      REPORTING        ------- ---------------------------------------------------------------------------------------
     PERSON WITH           7     SOLE DISPOSITIVE POWER                                                        30,028
                       ------- ---------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                 47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB
                                 IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr. Byers is a managing director of KPCB IX Associates and a general partner of KPCB VII
                                 Associates. Mr. Byers disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   1,659,140
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                    10.7%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 5 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       37,535 shares are held by a trust of which Mr. Compton is the trustee.
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A
        NUMBER OF                      and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II.
         SHARES                        Mr. Compton is a managing director of KPCB IX Associates and a general partner
      BENEFICIALLY                     of KPCB VII Associates. Mr. Compton disclaims beneficial ownership of the
        OWNED BY                       shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
          EACH              ---------- -------------------------------------------------------------------------------
       REPORTING                7      SOLE DISPOSITIVE POWER
      PERSON WITH                      37,535 shares are held by a trust of which Mr. Compton is the trustee.
                            ---------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II.
                                       Mr. Compton is a managing director of KPCB IX Associates and a general partner of KPCB VII Associates. Mr. Compton disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   1,666,647
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                    10.8%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 6 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       150,138 shares are held by a trust of which Mr. Doerr is the trustee.  Mr.
                                       Doerr disclaims beneficial ownership of the shares held by the trust.
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II.
      NUMBER OF                        Mr. Doerr is a managing director of KPCB IX Associates and a general partner
       SHARES                          of KPCB VII Associates. Mr. Doerr disclaims beneficial ownership of the shares
    BENEFICIALLY                       directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
      OWNED BY              ---------- -------------------------------------------------------------------------------
        EACH                    7      SOLE DISPOSITIVE POWER
     REPORTING                         150,138 shares are held by a trust of which Mr. Doerr is the trustee. Mr.
    PERSON WITH                        Doerr disclaims beneficial ownership of the shares held by the trust.
                            ---------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
                                       Doerr is a managing director of KPCB IX Associates and a general partner of
                                       KPCB VII Associates. Mr. Doerr disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   1,779,250
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                    11.5%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 7 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                      30,028
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
       NUMBER OF                       Hearst is a managing director of KPCB IX Associates and a general partner of
        SHARES                         KPCB VII Associates. Mr. Hearst disclaims beneficial ownership of the shares
     BENEFICIALLY                      directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER                                                 30,028
      REPORTING             ---------- -------------------------------------------------------------------------------
     PERSON WITH                8      SHARED DISPOSITIVE POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
                                       Hearst is a managing director of KPCB IX Associates and a general partner of
                                       KPCB VII Associates. Mr. Hearst disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  1,659,140
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   10.7%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 8 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                      37,535
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
       NUMBER OF                       Khosla is a managing director of KPCB IX Associates and a general partner of
        SHARES                         KPCB VII Associates. Mr. Khosla disclaims beneficial ownership of the shares
     BENEFICIALLY                      directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER                                                 37,535
      REPORTING             ---------- -------------------------------------------------------------------------------
     PERSON WITH                8      SHARED DISPOSITIVE POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and
                                       KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr. Khosla is a managing director of KPCB IX Associates and a general partner of KPCB VII
                                       Associates. Mr. Khosla disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  1,666,647
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   10.8%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 9 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                      30,028
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
       NUMBER OF                       Lacob is a managing director of KPCB IX Associates and a general partner of
        SHARES                         KPCB VII Associates. Mr. Lacob disclaims beneficial ownership of the shares
     BENEFICIALLY                      directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER                                                 30,028
      REPORTING             ---------- -------------------------------------------------------------------------------
     PERSON WITH                8      SHARED DISPOSITIVE POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
                                       Lacob is a managing director of KPCB IX Associates and a general partner of
                                       KPCB VII Associates. Mr. Lacob disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  1,659,140
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   10.7%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 10 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                      37,535
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
       NUMBER OF                       Mackenzie is a managing director of KPCB IX Associates and a general partner of
        SHARES                         KPCB VII Associates. Mr. Mackenzie disclaims beneficial ownership of the shares
     BENEFICIALLY                      directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER                                                 37,535
      REPORTING             ---------- -------------------------------------------------------------------------------
     PERSON WITH                8      SHARED DISPOSITIVE POWER
                                       1,629,112 shares of which 1,531,333 shares are directly held by KPCB IX-A,
                                       47,273 shares are directly held by KPCB IX-B, and 50,506 shares are directly held by KPCB ZF II. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. KPCB VII Associates is the general partner of KPCB ZF II. Mr.
                                       Mackenzie is a managing director of KPCB IX Associates and a general partner of
                                       KPCB VII Associates. Mr. Mackenzie disclaims beneficial ownership of the shares directly held by KPCB IX-A, KPCB IX-B and KPCB ZF II.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  1,666,647
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   10.8%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 11 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   TED E. SCHLEIN
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       11,261 shares are held by a trust of which Mr. Schlein is the trustee.
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,578,606 shares of which 1,531,333 shares are directly held by KPCB IX-A and 47,273 shares are directly held by KPCB IX-B. KPCB IX Associates is the
       NUMBER OF                       general partner of KPCB IX-A and KPCB IX-B. Mr. Schlein is a managing director
        SHARES                         of KPCB IX Associates. Mr. Schlein disclaims beneficial ownership of the shares
     BENEFICIALLY                      directly held by KPCB IX-A and KPCB IX-B.
       OWNED BY             ---------- --------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER
      REPORTING                        11,261 shares are held by a trust of which Mr. Schlein is the trustee.
     PERSON WITH            ---------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       1,578,606 shares of which 1,531,333 shares are directly held by KPCB IX-A and 47,273 shares are directly held by KPCB IX-B. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. Mr. Schlein is a managing director of KPCB IX Associates. Mr. Schlein disclaims beneficial ownership of the shares directly held by KPCB IX-A and KPCB IX-B.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  1,589,867
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   10.3%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP NO. 573083102                                      13G                                    Page 12 of 18 Pages
------------ ---------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   RUSSELL L. SIEGELMAN
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                                                      11,261
                            ---------- -------------------------------------------------------------------------------
                                6      SHARED VOTING POWER
                                       1,578,606 shares of which 1,531,333 shares are directly held by KPCB IX-A and 47,273 shares are directly held by KPCB IX-B. KPCB IX Associates is the
       NUMBER OF                       general partner of KPCB IX-A and KPCB IX-B. Mr. Siegelman is a managing
        SHARES                         director of KPCB IX Associates. Mr. Siegelman disclaims beneficial ownership
     BENEFICIALLY                      of the shares directly held by KPCB IX-A and KPCB IX-B.
       OWNED BY             ---------- -------------------------------------------------------------------------------
         EACH                   7      SOLE DISPOSITIVE POWER                                                 11,261
      REPORTING             ---------- -------------------------------------------------------------------------------
     PERSON WITH                8      SHARED DISPOSITIVE POWER
                                       1,578,606 shares of which 1,531,333 shares are directly held by KPCB IX-A and 47,273 shares are directly held by KPCB IX-B. KPCB IX Associates is the general partner of KPCB IX-A and KPCB IX-B. Mr. Siegelman is a managing director of KPCB IX Associates. Mr. Siegelman disclaims beneficial ownership of the shares directly held by KPCB IX-A and KPCB IX-B.
------------ ---------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                  1,589,867
------------ ---------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                               / /
------------ ---------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   10.3%
------------ ---------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                                                            IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                                             Page 13 of 18 Pages




     ITEM 1(a)       NAME OF ISSUER:

                     Martha Stewart Living Omnimedia, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     11 West 42nd Street
                     New York, NY 10036

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB IX Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the managing directors of KPCB IX Associates are set forth on Exhibit B hereto. In addition, certain managing directors of KPCB IX Associates are also general partners of KPCB VII Associates. KPCB IX Associates is general partner to KPCB IX-A and KPCB IX-B. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     573083102

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB IX-A, KPCB IX-B and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Martha Stewart Living Omnimedia, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                            Page 14 of 18 pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   April 10, 2000

BROOK H. BYERS                           KPCB IX ASSOCIATES, LLC, A CALIFORNIA
KEVIN R. COMPTON                         LIMITED LIABILITY COMPANY
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE
TED E. SCHLEIN
RUSSELL L. SIEGELMAN


Signature:  /s/  Michael S. Curry        Signature:  /s/  Brook H. Byers
            -----------------------                 ----------------------------
            Michael S. Curry                         Brook H. Byers
            Attorney-in-Fact                         A Managing Director

                                         KLEINER PERKINS CAUFIELD & BYERS
                                         IX-A, L.P., A CALIFORNIA LIMITED
                                         PARTNERSHIP

                                         By KPCB IX Associates, LLC,
                                         a California Limited Liability
                                         Company, its General Partner


                                         Signature:  /s/  Brook H. Byers
                                                     ---------------------------
                                                     Brook H. Byers
                                                     A Managing Director

                                                            Page 15 of 18 pages



                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   16

Exhibit B:  List of Managing Directors of KPCB IX Associates            17

                                                            Page 16 of 18 pages



                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated April 10, 2000, containing the information required by Schedule 13G, for the Shares of Martha Stewart Living Omnimedia, Inc., held by Kleiner Perkins Caufield & Byers IX-A, L.P., a California limited partnership, and with respect to the managing directors, such other holdings as may be reported therein.


Date:   April 10, 2000

BROOK H. BYERS                             KPCB IX ASSOCIATES, LLC, A CALIFORNIA
KEVIN R. COMPTON                           LIMITED LIABILITY COMPANY
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE
TED E. SCHLEIN
RUSSELL L. SIEGELMAN

Signature:   /s/  Michael S. Curry         Signature:   /s/  Brook H. Byers
             ------------------------                  -------------------------
             Michael S. Curry                           Brook H. Byers
             Attorney-in-Fact                           A Managing Director

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            IX-A, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB IX Associates, LLC,
                                            a California Limited Liability
                                            Company, its General Partner

                                            Signature:   /s/  Brook H. Byers
                                                        ------------------------
                                                         Brook H. Byers
                                                         A Managing Director

                                                            Page 17 of 18 pages



                                    EXHIBIT B

                              MANAGING DIRECTORS OF
           KPCB IX ASSOCIATES, A CALIFORNIA LIMITED LIABILITY COMPANY

         Set forth below, with respect to each managing director of KPCB IX Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) BROOK H. BYERS*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) KEVIN R. COMPTON*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. JOHN DOERR*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) WILLIAM R. HEARST III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) VINOD KHOSLA*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) JOSEPH S. LACOB*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) DOUGLAS J. MACKENZIE*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

8.   (a) TED E. SCHLEIN
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

                                                            Page 18 of 18 pages


9.   (a) RUSSELL L. SIEGELMAN
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

----------------------
* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.